EXHIBIT 99.4

Item 6. Selected Financial Data.
The selected consolidated financial data presented as of December 31, 2013, 2012, 2011, 2010 and 2009 and for the years ended December 31, 2013, 2012, 2011, 2010 and for the period from September 3, 2009 to December 31, 2009 have been derived from the audited consolidated financial statements of SMLP and its Predecessor.
These financial statements reflect the results of operations of (i) Bison Midstream since February 16, 2013, (ii) Mountaineer Midstream since June 22, 2013, and (iii) Red Rock Gathering since October 23, 2012. SMLP recognized its acquisitions of Bison Midstream (the "Bison Drop Down") and Red Rock Gathering (the "Red Rock Drop Down") at Summit Investments' historical cost because the acquisitions were executed by entities under common control. The excess of Summit Investments' net investment in Bison Midstream over the purchase price paid by SMLP was recognized as an addition to partners' capital. The excess of the purchase price paid by SMLP over Summit Investments' net investment in Red Rock Gathering was recognized as a reduction to partners' capital. Due to the common control aspect, the Bison Drop Down and the Red Rock Drop Down were accounted for by the Partnership on an “as if pooled” basis for the periods during which common control existed.
SMLP completed its IPO on October 3, 2012. For the year ended December 31, 2012, these financial statements include the Predecessor's results of operations through the date of SMLP's IPO. The Grand River system was acquired on October 27, 2011. We have included its financial results in the financial statements of SMLP and the Predecessor since the date of acquisition. On September 3, 2009, Summit Investments acquired a controlling interest in DFW Midstream. We refer to DFW Midstream as our Initial Predecessor for the period prior to such date.
The selected consolidated financial data for the period from January 1, 2009 to September 3, 2009 have been derived from the audited financial statements of our Initial Predecessor. The historical consolidated financial statements and related notes of our Initial Predecessor:

(i)
have been carved out of the accounting records maintained by Energy Future Holdings Corp. and its subsidiaries. Certain accounts such as trade accounts receivables, accounts payable, prepaid expenses and certain accrued liabilities relating to the activities of our Initial Predecessor were recorded on the books of other Energy Future Holdings Corp. entities and estimates of those accounts have been included in the consolidated financial statements;

(ii)	include an estimate for general and administrative expenses, as Energy Future Holdings Corp. did not allocate any of the central finance and administrative costs to this operating entity;

(iii)	reflect the operation of the DFW Midstream system with different business strategies and as part of a larger business rather than the stand-alone fashion in which we operate it; and

(iv)	do not include any results from certain natural gas gathering assets that we acquired from Chesapeake on September 3, 2009 that are included in the DFW Midstream system.
Due to the various asset acquisitions and the associated shift in business strategies relative to those of the Predecessor and Initial Predecessor, SMLP's financial position and results of operations may not be comparable to the historical financial position and results of operations of the Predecessor and the Initial Predecessor.

EX 99.4-1

EXHIBIT 99.4

The following table presents selected balance sheet and other data as of the date indicated.

	December 31,
	2013	2012	2011	2010	2009
	(In thousands, except per-unit amounts)
Balance sheet data:
Total assets	$1,883,739	$1,280,939	$1,030,264	$340,095	$215,982
Total long-term debt	586,000	199,230	349,893	—	—
Partners' capital	1,201,737	1,030,248	n/a	n/a	n/a
Membership interests	n/a	n/a	640,818	307,370	185,066

Other data:
Market price per common unit	$36.65	$19.83	n/a	n/a	n/a
__________
n/a - Not applicable
The following table presents selected statement of operations data by entity for the periods indicated.

	SMLP					Initial Predecessor
	Year ended December 31,				Period from September 3, 2009 to December 31, 2009	Period from January 1, 2009 to September 3, 2009
	2013	2012	2011	2010
	(In thousands, except per-unit amounts)
Statement of operations data:
Total revenues	$292,920	$174,423	$103,552	$31,676	$1,733	$1,910
Total costs and expenses	219,606	117,987	61,864	23,412	8,350	2,492
Interest expense	19,173	7,340	1,029	—	—	247
Affiliated interest expense	—	5,426	2,025	—	—	—
Net income (loss)	53,304	42,997	37,951	8,172	(6,606)	(837)

Earnings per limited partner unit:
Common unit – basic	$0.86	$0.35	n/a	n/a	n/a	n/a
Common unit – diluted	$0.86	$0.35	n/a	n/a	n/a	n/a
Subordinated unit – basic and diluted	$0.79	$0.35	n/a	n/a	n/a	n/a

Other financial data:
EBITDA	$144,195	$93,302	$53,363	$12,353	$(6,293)	$300
Adjusted EBITDA	164,839	105,946	56,803	12,353	(6,293)	300
Capital expenditures	109,376	77,296	78,248	153,719	19,519	40,777
Acquisition capital expenditures (1)	458,914	—	589,462	—	44,896	—
Distributable cash flow	128,141	90,947	50,980	11,726	(6,275)	300
Distributions declared per unit (2)	1.795	0.410	n/a	n/a	n/a	n/a
__________
n/a - Not applicable
(1) Reflects cash paid and value of units issued, if any, to fund the acquisitions of the Bison Midstream and Mountaineer Midstream systems in 2013, Red Rock Gathering, LLC ("Red Rock") in 2012, the Grand River system in 2011 and the DFW Midstream system in 2009.
(2) For 2013, represents the distributions declared in April 2013 for the first quarter of 2013, July 2013 for the second quarter of 2013, October 2013 for the third quarter of 2013 and January 2014 for the fourth quarter of 2013. For 2012, represents the

EX 99.4-2

EXHIBIT 99.4

distribution declared in January 2013 for the fourth quarter of 2012.
For a detailed discussion of the data presented above, including information regarding our use of EBITDA, adjusted EBITDA and distributable cash flow as well as their reconciliations to net income and net cash flows provided by operating activities, see Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations. The preceding tables should also be read in conjunction with the audited consolidated financial statements and related notes.
UNAUDITED QUARTERLY FINANCIAL DATA
Summarized information on the consolidated results of operations for each of the quarters during the two-year period ended December 31, 2013, follows.

	Quarter ended December 31, 2013	Quarter ended September 30, 2013	Quarter ended June 30, 2013	Quarter ended March 31, 2013
	(In thousands, except per-unit amounts)
Total revenues	$83,455	$76,019	$71,461	$61,984

Net income attributable to partners	$16,345	$6,691	$8,068	$12,480
Less: net income attributable to general partner, including IDRs	490	134	161	250
Net income attributable to limited partners	$15,855	$6,557	$7,907	$12,230

Earnings per limited partner unit:
Common unit – basic	$0.30	$0.12	$0.16	$0.25
Common unit – diluted	$0.29	$0.12	$0.16	$0.25
Subordinated unit – basic and diluted	$0.30	$0.12	$0.16	$0.25

	Quarter ended December 31, 2012	Quarter ended September 30, 2012	Quarter ended June 30, 2012	Quarter ended March 31, 2012
	(In thousands, except per-unit amounts)
Total revenues	$57,558	$40,975	$40,107	$35,783

Net income attributable to partners and net income	$17,614	$7,396	$9,129	$7,587
Less: net income attributable to general partner	352
Net income attributable to limited partners	$17,262

Earnings per limited partner unit:
Common unit – basic	$0.35
Common unit – diluted	$0.35
Subordinated unit – basic and diluted	$0.35

EX 99.4-3